Exhibit 21

                     SUBSIDIARIES OF GIDDINGS & LEWIS, INC.


                                         Jurisdiction of   Percent Ownership
                   Name                  Incorporation     Direct   Indirect

    Giddings & Lewis, Ltd.              United Kingdom      100%
    Giddings & Lewis Foreign Sales      U.S. Virgin
      Corp.                               Islands           100%
    Cross & Trecker Corporation         Michigan            100%
    Fadal Engineering Company, Inc.     Wisconsin           100%
    The Cross Company                   Michigan                     100%(1)
    Kearney & Trecker Corporation       Wisconsin                    100%(1)
    The Warner & Swasey Company         Michigan                     100%(1)
    Cross & Trecker Credit Corporation  Michigan                     100%(1)
    Giddings & Lewis Canada, Ltd.       Canada                       100%(2)
    Kirloskar Warner & Swasey Limited   India                         38%(3)
    Giddings & Lewis GmbH               Germany                      100%(4)

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   (1)  Direct percent ownership by Cross & Trecker Corporation.
   (2)  Direct percent ownership by The Cross Company.
   (3)  Direct percent ownership by The Warner & Swasey Company.
   (4) 99.9% direct ownership by Cross & Trecker Corporation and 0.1% direct ownership by The Cross Company.